EXHIBIT 10.2


                              CONSULTING AGREEMENT

BETWEEN:

                             TOTAL FIRST AID, INC.,
                              A body incorporated,
  With a registered office in the State of Florida, including its subsidiaries
                 (Hereinafter referred to as the "Corporation")

                                     - And -

                               6237819 CANADA INC.
                  A body incorporated under the laws of Canada,
              With a registered office in the Province of Ontario,
                  (Hereinafter referred to as the "Consultant")

                                     - And -

                                  JEAN LABELLE
                Of the City of Aylmer, in the Province of Quebec,
               (Hereinafter referred to as the "Service Provider")


         WHEREAS the Corporation is acquiring all of the issued and outstanding shares of Progestic International Inc., ("Progestic"), (the "Transaction");

         AND WHEREAS Progestic carries on the business of supplying services in the Information Technology sector;

         AND WHEREAS the Consultant and the Service Provider have the qualifications, skills and experience to provide the required services;

         AND WHEREAS after the Transaction, the Corporation wishes to retain the services of the Consultant for a specified period of time;

         AND WHEREAS after the Transaction, Consultant wishes to offer its services to the Corporation for the same specific period of time;

         AND WHEREAS the Corporation specializes in the Information Technology
(IT) consulting and outsourcing services in Canada and the United States.

         AND WHEREAS the Corporation and the Consultant wish to define the terms and conditions of this Consulting Agreement;

         AND WHEREAS this Consulting Agreement forms an integral part of the executed Share Purchase Agreement between the Corporation and Progestic, with an effective date the day after the closing of the Transaction, which terms, conditions, references and definitions are hereby incorporated and will have the same meanings as used in the said Share Purchase Agreement;

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         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed and this Consulting Agreement (the "Agreement") witnesses as follows:

                                   ARTICLE 1
                      CONDITIONAL OFFER AND EFFECTIVE DATE


         1.1 The preamble forms an integral part of this Agreement.

         1.2 This Agreement is conditional upon the closing of the transactions contemplated by the Share Purchase Agreement (the "Transaction"). If the Transaction does not close, this Agreement shall be null and void ab initio, and all obligations, including any obligation of compensation or payment to the Consultant, shall cease.

         1.3 The effective date (the "Effective Date") of this Agreement shall be the day following the closing of the Transaction.

                                   ARTICLE 2
                             INDEPENDENT CONTRACTOR

         2.1 This is an Agreement for the services of the Consultant as a separate business unit, and the Consultant shall not be entitled to any benefits of any nature whatsoever other than to those which are expressly provided for herein.

         2.2 The Consultant is acting exclusively as a business unit separate from that of the Corporation and no relationship of agency, partnership, joint venture, employer-employee, or master-servant is created between the Consultant and the Corporation.

         2.3 It is acknowledged and agreed by the Consultant and the Corporation that the Consultant shall be and at all time is acting and performing as a consultant to the Corporation. The Consultant agrees not to represent to any other party that the Consultant is an agent, partner, joint venture, employee, or servant of the Corporation.

         2.4 The Consultant agrees that he shall indemnify and save harmless the Corporation against any and all claims, actions, causes of action, debts or demands relating to deductions and withholdings under federal, state or municipal law including those under the Income Tax Act as amended from time to time, and any claims related to Employment Insurance, Workers Security Insurance, for or in respect of the provision of services under this Agreement, together with any interest or penalties relating thereto and any costs or expenses incurred by the Corporation in defending such claims, cause of action, demand, debt or by any other authority.

         2.5 The Consultant further agrees that he shall indemnify and save harmless the Corporation from the Consultant's failure, omission or refusal to remit deductions to the appropriate federal, provincial, state or municipal government entity, agency or collecting body, as required by law.

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                                   ARTICLE 3
                        TERM OF THE CONSULTING AGREEMENT
                        AND OBLIGATIONS OF THE CONSULTANT

         3.1 On the Effective Date of this Agreement, the Service Provider shall remain a Director of Progestic, and the Service Provider agrees to execute all necessary documents to facilitate the nomination.

         3.2 The Corporation engages the Consultant to provide and the Consultant agrees to provide the Consulting Services commencing as at the Effective Date, and continuing for two twelve (12) month periods. This relationship and this Agreement will be renewed for additional twelve (12) month period with the prior written consent of the Parties within sixty (60) days from the termination of the second twelve-month period. If this Agreement is not renewed, in accordance with the terms and conditions of section 3.2, this Agreement shall terminate at the end of the applicable twelve (12) month period, which date shall be referred to as the "Contract Termination Date

         3.3 The Parties agree that during the initial transition period of six months, the Service Provider shall provide the Consulting Services hereunder. After the said transition period, the Consultant may replace the Service Provider with the prior written consent of the Corporation. The new Service Provider will be bounded by the terms and conditions of this agreement. Any deviation of this clause shall be a breach of a material provision of this Agreement by the Consultant.

         3.4 Services retained:

         3.4.1 The Corporation retains the professional services of the Consultant to perform the services, roles and responsibilities as described in
Schedule 3.4.1 and its amendments (the "Consulting Services").

         3.4.2 It is agreed and acknowledged that Schedule 3.4.1 may be amended in writing from time to time as agreed to by the Parties.

         3.4.3 Schedule 3.4.1 and its respective amendments shall form an integral part of this Agreement and shall be governed by the terms and conditions put forth in this Agreement. In the event of any conflict between this Agreement and Schedule 3.4.1 and its amendments, the terms and conditions of the Schedule 3.4.1 and its amendments shall prevail.

         3.5 The Consultant shall perform the Consulting Services in accordance with and in the following manner:

         3.5.1 In accordance with Schedule 3.4.1

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         3.5.2 In a good professional and workmanlike manner and in accordance with accepted industry standard practices;

         3.5.3 In compliance with all applicable federal, state, provincial, and local laws and regulations, and the Corporation's policies (as those policies pertain to consultants).

         3.6 It is agreed by the Parties that during the term of this Agreement, the Consultant will perform the Consulting Services in accordance with the Corporation's objectives and requirement on a timely basis.

         3.7 The Consultant shall receive instructions from and report to the Chairman and Chief Executive Officer (CEO) of the Corporation.

         3.8 In the event that the Consultant or the Service Provider is or becomes subject to any legal proceedings instituted by third parties with respect to the Consulting Services:

         3.8.1 If the Consultant or the Service Provider is found guilty of gross negligence, material omission, malpractice or this Agreement is terminated in accordance with Section 3.5.3 herein, the Consultant or the Service Provider agrees to indemnify the Corporation for all legal services and costs related to the said legal proceedings;

         3.8.2 If the said legal proceedings are instituted for reasons other than those in Section 3.8.1 herein and this Agreement is not terminated in accordance with 5.1 herein, the Corporation agrees to indemnify the Consultant or the Service Provider for all legal services and costs related to the said legal proceedings.

         3.9 The Consultant and the Service Provider agree to return to the Corporation any and all computers, discs, tapes, files, documents and working papers acquired and/or produced under this Agreement within three working days of termination of this Agreement.

                                   ARTICLE 4
                                 FEE ARRANGEMENT

         4.1 Subject to the terms of this Agreement, Consultant shall be paid by the Corporation for the provision of the Consulting Services on a monthly retainer of 7,500 USD plus any applicable taxes, within 5 business days of the following month.

         4.2 The Consultant shall not be entitled to be a participant in any of the employee or other benefit plans of the Corporation.

         4.3 The Corporation shall pay to the Consultant all reasonable expenses actually and properly incurred by the Consultant in connection with the performance of its obligations under this Agreement, such expenses to be documented in accordance with the Corporation's standard policies and shall be subject to approval by the Corporation. The Consultant shall submit statements and vouchers for all such expenses once a month, at the end of each month.

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         4.4 The consultant shall participate as a member of the Business
Development Team of the Corporation . The Consultant shall be, given from time to time, specific Mergers and Acquisitions and Financing mandates. The Consultant's compensation package for these said mandates shall be defined and accepted in writing by the Corporation prior to the execution of these said mandates. The Consultant shall be paid at closing of these transactions. These mandates will form an integral part of this agreement and shall be defined and attached in Schedule 4.4

                                    ARTICLE 5

                                   TERMINATION

         5.1 TERMINATION FOR CAUSE

         The Corporation will terminate this Agreement at any time and, the Corporation's obligation to compensate Consultant with respect to this Agreement will terminate upon written notice to Consultant and Service Provider in the event that Consultant or Service Provider is in breach of or in default of the following:

         5.1.1 Section 3.3 herein;

         5.1.2 Section 3.5 herein;

         5.1.3 Change of control of Consultant without the prior written approval of the Corporation;

         5.1.4 Article 6 herein during the term of this Agreement;

         5.2 TERMINATION BY CONSULTANT OR SERVICE PROVIDER

         If Consultant and/or Service Provider terminates this Agreement at any time for the following reasons, this Agreement shall terminate all obligations, including any obligation of compensation or payment to Consultant by the Corporation shall cease and the Restricted Period (as hereinafter defined) shall be three (3) months:

         5.2.1 Election of Consultant or Service Provider;

         5.2.2 The death or disability of Service Provider, for the purposes of this Agreement, long-term disability shall mean the inability of Service Provider to provide the Consulting Services for a period of 90 days.

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         5.3 TERMINATION WITHOUT CAUSE

         5.3.1 If the Corporation terminates this Agreement without cause, the Corporation will continue to pay Consultant the amount referred to in Section
4.1 herein for the balance of the agreed term of 24 months from the date of execution of this Agreement, including any amounts owed to the Consultant pursuant to Section 4.4 and the Restricted Period shall be six (6) months.

         5.4 TERMINATION FOR ANY REASON

         Notwithstanding section 5.3.1, upon termination of this Agreement for any reason, the Corporation will pay Consultant, within five (5) business days of Consultant's last day actively performing the Consulting Services for the Corporation, the following:

         5.4.1 All Consulting Services fees plus applicable taxes earned, but not yet paid, on a pro-rata basis, for the month of termination;

         5.4.2 Any expenses incurred and not paid in accordance with this Agreement.

         5.5 The provisions of Article 6 herein shall survive the termination of this Agreement, regardless of the reason for termination, notwithstanding that the applicable restricted period of ARTICLE 6 herein shall vary in accordance with the cause of termination of this Agreement (the " Restricted Period"). Unless a different time period is specified, the Restricted Period shall be 12 months.

                                   ARTICLE 6
                             PERSONAL COVENANTS AND
                           POST-AGREEMENT OBLIGATIONS

         6.1 The Consultant and the Service Provider have carefully read and considered the provisions of this Article 6 and, having done so, agree that the restrictions set forth in this Article are fair and reasonable, and are reasonably required for the protection of the interests of the Corporation and to protect the value of the business purchased by the Corporation in the Transaction. The Consultant and the Service Provider recognize and agree that as a consultant of the Corporation they will become knowledgeable, aware and possessed of confidential information of the Corporation and other affiliated companies including their investor's, customer's and other consultant's, technology, know-how, products and technical and business data, marketing strategies and investor programs shall be referred to in this Agreement as the ("Confidential Information"). The Consultant and the Service Provider acknowledge and agree that the Corporation is the sole and exclusive owners and proprietors of all such Confidential Information, and that the Consultant and the Service Provider owe a duty to ensure that all Confidential Information is and remains at all times confidential.

         6.2 Non Competition

                  a. The Consultant and the Service Provider further acknowledge that in the course of this consulting relationship, they will be assigned duties that will give them knowledge of Confidential Information and proprietary information which relates to the conduct and details of the Corporation's businesses and which may result in irreparable injury if the Consultant and/or the Service Provider would enter into an employment or consulting relationship with a business which is the same as or similar to and which is competitive to the Business (as Business is hereinafter defined). The Consultant and the


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Service Provider agree with, and for the benefit of, the Corporation, that the
Consultant and the Service Provider shall not without the prior written approval of the Board of Directors of the Corporation during the term of this Agreement or at any time within the Restricted Period as of the Contract Termination Date, either as an individual or as a partner or joint venture or otherwise in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, consultant, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in, or be concerned with, or permit the Consultant's or the Service Provider's names or any part thereof to be used or employed by any such person or persons, firm, association, syndicate company or corporation, carrying on, engaged in, interested in or concerned with, a business which is the same as or similar to the business conducted by the Corporation or as at the date of termination of this Agreement (the "Business") within the Province of Ontario and Quebec.

                  b. The Consultant and the Service Provider have the right to request in writing to the Board of Directors of the Corporation, in advance for agreement that a proposed business or position is not prohibited within the terms of this Agreement. If the Consultant and the Service Provider receive written acknowledgment that the Board of Directors of the Corporation do not object to the Consultant's or the Service Provider's participation in the said requested business or position, then they shall be allowed to so participate.

                  c. This Article shall not prevent the Consultant or the Service Provider from purchasing as a passive investor up to 5% of the outstanding publicly traded shares or other securities of any class of an issuer listed on a recognized stock exchange.

         6.3 Non-Disclosure

         The Parties understand that the Corporation desires to keep their contractual relationship with their investors, customers and other consultants confidential. The Consultant and the Service Provider agree during the term of this Agreement and thereafter not to disclose any such investor, customer or other consultant relationships unless authorized in writing by the Board of Directors of the Corporation or as required by applicable law.

         6.4 Confidential Information

         The Consultant and the Service Provider will have access to the Confidential Information. The Consultant and the Service Provider agree to accept and retain said Confidential Information in confidence and, at all times during or after the termination of this Agreement, not to disclose or reveal such information and data for purposes other than those authorized by the Corporation or as required by applicable law. At the request of the Corporation and upon termination of this Agreement, the Consultant and the Service Provider will promptly turn over to the Corporation, all written or descriptive matter containing the Confidential Information or proprietary information or data.

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         6.5 Patent-Copyright

                  a. The Consultant and the Service Provider agree to make prompt and complete disclosure to the Corporation of any (i) invention, discovery, or improvement ("Invention"), whether patentable or not and (ii) copyrightable material, which relate to the Business and which are made, conceived, or authored by the Consultant or the Service Provider, alone or with others, during the term of this Agreement and, with respect to an Invention, for one (1) year following the Contract Termination Date. All works produced by the Consultant shall be deemed "work made for hire."

                  b. The Consultant and the Service Provider agree to and do hereby assign to the Corporation all of their right, title and interest in any Invention(s) and copyrightable material. At the request and expense of the Corporation, the Consultant and the Service Provider will render whatever assistance may be necessary for the Corporation to secure a patent or copyright for such Invention(s) or material.

         6.6 Non-Solicitation

         The Consultant and the Service Provider agree that as a result of their position with the Corporation, that they will have access to the Confidential Information. The Consultant and the Service Provider agree that during the term of this Agreement or at any time within the Restricted Period as of the Contract Termination Date, regardless of the reason for termination that the Consultant and the Service Provider shall not:

                  (i) directly or indirectly, either as an individual or as a partner or joint venture, or as an employee or principal, management, consultant, agent, shareholder, officer, director, or sales person for any person, firm, association, organization, syndicate, company or corporation, solicit or accept any business from any Client of the Corporation.

                  (ii) hire, solicit, or attempt to induce any employee of the Corporation to leave the Corporation's employ and work directly or indirectly for or with the Consultant and the Service Provider or any employer or contractor of the Consultant and the Service Provider; or

                  (iii) hire, solicit, or attempt to induce any contractor or sub-contractor of the Corporation to not perform their respective duties or to leave the Corporation and work directly or indirectly for or with the Consultant or the Service Provider or any employer or contractor of the Consultant and the Service Provider.

         6.7 Property

         All reports, computer programs, manuals, tapes, card decks, listings (including customer listings) and any other documentation or data furnished to or prepared by the Consultant in connection with this Agreement shall be the property of the Corporation.

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                                   ARTICLE 7
                          GENERAL PROVISIONS AND NOTICE

         7.1 Any waiver by a Party of any breach of any provision of this Agreement by the other Party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by the Consultant or the Service Provider.

         7.2 This Agreement contains the entire agreement between the Parties and may be changed only by agreement in writing signed b the Parties hereto.

         7.3 This Agreement shall be governed by and construed in accordance with the laws in force in the State of Florida, U.S.A.

         7.4 If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction, then such provision shall be severable from the Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         7.5 Any notice required to be given hereunder shall be in writing and sufficiently made if delivered personally, sent by facsimile transmission, or mailed by prepaid registered mail to the Parties at their respective addresses herein.

         7.6 Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by facsimile, or if mailed, on the third business day following the mailing thereof. Any of the Parties may change its address for service by giving written notice hereunder.

7.7      Time shall be of the essence of this Agreement.

                  THE CORPORATION:

                  First Aid Direct, Inc.
                  21218 St. Andrews Blvd., # 509
                  Boca Raton, Florida, 33433

                  CONSULTANT:

                  6237819 Canada Inc.
                  222, Queen, Suite 400
                  Ottawa, Ontario
                  K1P 5V9

                  THE SERVICE PROVIDER:

                  Jean LaBelle
                  1286 rue, Grande Allee
                  Aylmer, Quebec
                  Canada, J9H 5C9

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         IN WITNESS WHEREOF the Parties hereto have executed this Agreement.


                                               FIRST AID DIRECT, INC.,


                                               PER:

                                               ------------------------------
                                                       MICHEL L. MARENGERE





                                               CONSULTANT'S COMPANY


                                               PER:

                                               -------------------------------
                                                      JEAN LABELLE


                                               THE SERVICE PROVIDER

                                               --------------------------------
                                                       JEAN LABELLE



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                                 SCHEDULE 3.4.1



CONSULTANT AND SERVICES PROVIDER MANDATE

This Schedule 3.4.1 forms an integral part of the Consulting Agreement executed between the Parties and the said Consulting Agreement forms an integral part of the Share Purchase Agreement executed between the Corporation and Progestic with an effective date as the day after the closing of the Transaction.

CONSULTANT AND THE SERVICES PROVIDER (CSP)

The CSP will report to the Chairman and CEO of the Corporation and jointly with him and the other members of the corporate development team shall maximize the Corporation's shareholder value.

The CSP will exercise flexibility to work with and support the Corporation's other executives in their respective mandates, provide financial guidance, participate in business development activities, prepare related financial and business development reports.

THE CSP'S CONSULTING ACTIVITIES AND PARTICIPATION ARE, BUT NOT LIMITED TO:

o Understanding and adhering to the Corporate's overall business and corporate objectives;

o        Participate in the preparation of financing documents;

o Participate in the evaluation of Corporation's Mergers & Acquisitions, new business opportunities, and joint venture partnerships;

o Search, identify and screen potential companies for acquisition targets;

o        Solicit and qualify the level of interest of targeted companies;

o        Initiate preliminary negotiations;


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o        Prepare an analysis and recommendation report with:

         o        Target company synergy with the Corporation

         o        Proposed acquisition architecture;

         o        Proposed corporate and management restructuring scenarios;

o Proposed financial structure, equity and debt instruments and their respective attributes;

o        Prepare and recommend appropriate road map and time line for closing;

o        Participate in the preparation of the MOU;

o        Assist and lead the due diligence process;

o Participate and coordinate the Share Purchase Agreement negotiations up to closing

o        Prepare and present up to date progress report of transactions.


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